Exhibit 8.1

[Letterhead of Ropes & Gray LLP]

April 19, 2011

China Zenix Auto International Limited

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States counsel to China Zenix Auto International Limited (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, relating to the registration of the Company’s ordinary shares (“Ordinary Shares”), par value US$0.0001 per Ordinary Share, which will be represented by American depositary shares (“ADSs”) evidenced by American depositary receipts.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and other documents and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Taxation – Material United States Federal Income Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences of an investment in ADSs or Ordinary Shares.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, to the reference to our firm under the headings “Taxation” and “Legal Matters” in the Registration Statement and to the discussion of this opinion in the Registration Statement.

Respectfully Submitted,

/s/ Ropes & Gray LLP

Ropes & Gray LLP